Exhibit 99.05(b)

TABLE OF CONTENTS

Page No.

FINANCIAL STATEMENTS

Balance Sheets	1

Statements of Operations	2

Statements of Cash Flows	3

Notes to Financial Statements	4-7

Olifant U.S.A. Inc
Balance Sheets (Unaudited)

	November 30,	November 30,
	2008	2007
ASSETS
Current assets

Cash and cash equivalents	$18,055	$31,253
Accounts receivable	270,357	158,302
Inventory	238,033	286,376
Prepaid expenses	27,061	255
Total current assets	$553,516	$476,186

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current liabilities

Accounts payable	$602,949	$377,917
Note payable – related party	-	53,560
Total current liabilities	602,949	431,477

Shareholders equity (deficiency in)
Common stock, no par value; 5,000 shares authorized 200 shares issued and outstanding	20,000	20,000
Additional paid-in capital	295,337	271,248
Accumulated deficit	(364,770)	(246,539)
	(49,433)	44,709

	$553,516	$476,186

See notes to financial statements

Olifant U.S.A, Inc.
Statements of Operations (Unauidted)

	Nine Months Ended
	November 30,
	2008	2007

Revenue	$534,759	$714,554

Cost of sales	354,133	525,552

Gross Margin	180,626	189,002

Selling, General and administrative expenses	239,005	351,139

Loss from operations	(58,379)	(15,702)

Other expense
Interest	13,655	-

Loss before income taxes	(72,034)	(162,137)

Income tax expense	-	-

Net loss	$(72,034)	$(162,137)

Net loss per share (basic and diluted)	(1,463)	(1,233)

Weighted average number of common shares (basic and diluted)	$200	$200

See notes to financial statements.

Olifant U.S.A.,  Inc.
 Statements of Cash Flows (Unaudited)

	Nine months ended November 30,
	2008	2007

Cash Flows from Operating Activities:
Net loss	$(72,034)	$(162,137)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in assets and liabilities:
Accounts receivable, net	(103,466)	75,886
Inventory	8,313	6,195
Other current assets	(10,856)	-
Accounts payable	149,195	42,324
Net cash used in operating activities	(28,848)	(37,732)

Cash flows from financing activities:
Note payable – Related party	24,089	61,575

Net increase (decrease) in cash	(4,759)	23,843

Cash and cash equivalents - beginning	22,814	7,410

Cash and cash equivalents - ending	$18,055	$31,253

Supplemental disclosure of non-cash financing transactions:

Conversion of notes payable related party to additional-paid in-capital	$24,089	$81,248

Interest paid	$13,655	$-
Income taxes paid	$-	$-

See notes to financial statements

OLIFANT U.S.A., INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED NOVEMBER 30, 2008 AND 2007

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

Olifant U.S.A, Inc. , Inc. (the “Company,” “we,” or “us”) was incorporated under the laws of the State of Connecticut on June 1, 1983. The Company’s principal activity is the sale and distribution of  spirits throughout the United States.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts.  The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable.  It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.  No allowance for doubtful accounts was considered necessary at November 2008 and 2007.

Inventories

Inventories are valued at the lower of cost or market, using the first-in first-out cost method. The Company assesses the valuation of its inventories and reduces the carrying value of those inventories that are obsolete or in excess of the Company’s forecasted usage to their estimated net realizable value.

The Company estimates the net realizable value of such inventories based on analysis and assumptions including, but not limited to, historical usage, expected future demand and market requirements.

Revenue Recognition

The Company recognizes revenues when title passes to the customer, which is generally when products are shipped.

The Company recognizes revenue dilution from items such as product returns, inventory credits, discounts and other allowances in the period that such items are first expected to occur. The Company does not offer its clients the opportunity to return products for any reason other than manufacturing defects. In addition, the Company does not offer incentives to its customers to either acquire more products or maintain higher inventory levels of products than they would in ordinary course of business. The Company assesses levels of inventory maintained by its customers through communications with them. Furthermore, it is the Company's policy to accrue for material post shipment obligations and customer incentives in the period the related revenue is recognized.

Net Loss Per Common Share

The Company computes earnings per share under Financial  Accounting Standard No. 128,  "Earnings Per Share" (SFAS 128).  Net loss per common share is computed by dividing net loss by the weighted  average  number of shares of common stock and dilutive common stock equivalents  outstanding during the year.  During the nine months ended November 30,2008  and 2007 the Company did not have   common stock equivalents outstanding and had no potentially dilutive securities outstanding.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods.  Actual results could materially differ from those estimates.

Advertising

The Company  follows the policy of charging the costs of advertising to expenses incurred.  The Company did not incur advertising costs during either the nine months ended November 30,2008 and 2007, respectively.

Fair Value of Financial Instruments

The Company  measures its financial  assets and  liabilities in accordance  with accounting  principles  generally accepted in the United States of America.  The estimated fair values approximate their carrying value because of the short-term maturity of these  instruments  or the stated  interest  rates are indicative of market interest rates.

Income Taxes

The Company has implemented the provisions on Statement of Financial  Accounting Standards No. 109,  "Accounting  for Income Taxes" (SFAS 109). SFAS 109 requires that income tax accounts be computed using the liability method.  Deferred taxes are  determined  based  upon the  estimated  future tax  effects of  differences between  the  financial   reporting  and  tax  reporting  bases  of  assets  and liabilities given the provisions of currently enacted tax laws.

Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax consequences   attributable  to  differences  between  the  financial  statement carrying  amounts of existing assets and  liabilities  and their  respective tax bases.  Deferred tax assets,  including tax loss and credit  carry forwards,  and liabilities  are measured  using enacted tax rates  expected to apply to taxable income in the years in which  those  temporary  differences  are  expected to be recovered  or settled.  The effect on deferred tax assets and  liabilities  of a change in tax rates is  recognized  in income in the period  that  includes  the enactment date.

Deferred  income tax  expense  represents  the  change  during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax  assets  and  liabilities  are   individually   classified  as  current  and non-current  based on their  characteristics.  Realization  of the  deferred tax asset is dependent on  generating  sufficient  taxable  income in future  years.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management,  it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Due to the uncertainties as to the realization of deferred tax assets, an allowance has been provided regarding all deferred tax assets of the Company.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As shown in the accompanying financial statements during the nine months  ended November 30, 2008 and 2007, the Company incurred loss  from operations of $58,379 and $162,137, respectively. At November 30, 2008, the Company has incurred net losses since inception of $364,770.

If operations and cash flows substantially improve, management believes that the Company can continue to operate.  However, no assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems.

The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

Concentrations of Credit Risk

Financial  instruments and related items, which potentially  subject the Company to  concentrations  of credit risk,  consist primarily of cash, cash equivalents and accounts receivables.  The Company  places its cash with credit quality institutions.  At times, such investments may be in excess of the FDIC  insurance  limit.  The Company  periodically  reviews its trade receivables in determining its allowance for doubtful  accounts.  There is no allowance for doubtful accounts established as of November 30, 2008 and 2007.

New Accounting Pronouncements

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities," which classifies unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) as participating securities and requires them to be included in the computation of earnings per share pursuant to the two-class method described in SFAS No. 128, "Earnings per Share.” This Staff Position is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented are to be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform to the provisions of this Staff Position, with early application not permitted. The adoption of this Staff Position will not have an effect on our historical reported earnings since the Company has not granted share-based payment awards.

In December 2007, the FASB issued proposed FASB Staff Position (FSP) 157-b, “Effective Date of FASB Statement No. 157,” that would permit a one-year deferral in applying the measurement provisions of Statement No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity’s financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of Statement 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. This deferral does not apply, however, to an entity that applies Statement 157 in interim or annual financial statements before proposed FSP 157-b is finalized. The Company is currently evaluating the impact, if any, that the adoption of 157-b will have on the Company’s operating income or net earnings.

On December 4, 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” and SFAS No. 160, “Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.” Statement No. 141(R) is required to be adopted concurrently with Statement No. 160 and is effective for business combination transactions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is prohibited. Application of Statement No. 141(R) and Statement No. 160 is required to be adopted prospectively, except for certain provisions of Statement No. 160, which are required to be adopted retrospectively. Business combination transactions accounted for before adoption of Statement No. 141(R) should be accounted for in accordance with Statement No. 141 and that accounting previously completed under Statement No. 141 should not be modified as of or after the date of adoption of Statement No. 141(R). The Company is currently evaluating the impact of Statement No. 141(R) and Statement No. 160, but does not expect the adoption of these pronouncements to have a material impact on the Company’s financial position or results of operations.

In February 2007, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159), which allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. Subsequent changes in fair value of these financial assets and liabilities would be recognized in earnings when they occur. SFAS 159 further establishes certain additional disclosure requirements. SFAS 159 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The adoption of this pronouncement did not have a material impact on the Company’s financial position or results of operations.

NOTE 2 – ACCOUNTS RECEIVABLE

The Company has trade accounts receivable in the amount of $270,357 and $158,302 at November 30, 2008 and 2007, respectively.  No allowance for doubtful accounts was considered necessary at November 2008 and 2007.

NOTE 3 –INVENTORY

Inventory at November 30, 2008 and 2007  consists  solely of finished goods.

NOTE 4 – EQUITY

The Company has authorized 5000 shares of common stock with no par value. As of November 30, 2008 and 2007, 200 shares of common stock were issued and outstanding.